Contacts: Media Relations – George C. Lewis, 610-774-4687 Investor Relations – Andy Ludwig, 610-774-3389 Talen Energy Agrees to Sell 399-Megawatt Power Plant in Maryland ALLENTOWN, Pa. (Oct. 23, 2015) – Talen Energy Corporation (NYSE: TLN) announced that it reached an agreement late Thursday (10/22) to sell the 399-megawatt C.P. Crane coal-fired power plant in Baltimore to an affiliate of Avenue Capital Group. The sale is part of a requirement to divest certain assets in specific regions of the PJM Interconnection, which include eastern Pennsylvania, Maryland and New Jersey, to comply with a December 2014 Federal Energy Regulatory Commission order approving the transactions that formed Talen Energy. Announced asset sales to date, including today’s announcement, total 1,395 megawatts. Talen Energy continues to review and evaluate options for the remaining identified mitigation assets. Proceeds of the sale are not material, and the effects of divesting the Crane plant on Net Income, Adjusted EBITDA, Cash from Operations and Adjusted Free Cash Flow on a full-year 2016 basis are not expected to be material. The transaction is expected to close in the first quarter of 2016, following receipt of required regulatory approvals and other customary closing conditions. Goldman Sachs served as financial advisor to Talen Energy. Kirkland & Ellis was Talen Energy’s transaction counsel. Avenue Capital Group is an established global alternative investment firm with approximately $13.2 billion in assets under management, as of Sept. 30, 2015. Talen Energy is one of the largest competitive energy and power generation companies in North America. Our diverse generating fleet operates in well-developed, structured wholesale power markets. To learn more about us, visit www.talenenergy.com. Forward-Looking Statement All statements contained herein other than statements of historical fact are “forward-looking” statements for purposes of the U.S. federal and state securities laws. Although Talen Energy believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these

2 statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. Among the important factors that could cause actual results to differ materially from the forward-looking statements are: operating performance and the length of scheduled and unscheduled outages at generating plants; weather conditions affecting customer energy usage and/or the availability of fuel for the plants; volatility in the availability and/or price of electric transmission and/or fuel transmission and delivery services; the effect of any business, industry or market restructuring; and new accounting requirements or new interpretations or applications of existing requirements. Any such forward-looking statements should be considered in light of such important factors and in conjunction with the risk factors and other disclosures included in Talen Energy's filings with the Securities and Exchange Commission that are available at www.sec.gov. Definition of Non-GAAP Financial Measures Adjusted EBITDA and Adjusted Free Cash Flow are non-GAAP measures, the definitions of which can be found in Talen Energy’s most recent filings with the Securities and Exchange Commission at www.sec.gov. # # #